EXHIBIT 99.1

FOR RELEASE MONDAY, JUNE 2, 2003	For Further Information Contact:
3:00 p.m. PDT	James A. Gonzalez, Investor Relations (310) 231-4033 or jagonzalez@kbhome.com Kate Mulhearn, Media Contact (310) 231-4147 or kmulhearn@kbhome.com

KB HOME RELEASES PRELIMINARY SECOND QUARTER 2003 NET ORDERS

     LOS ANGELES (June 2, 2003) – KB Home (NYSE: KBH) today released preliminary net orders for the three months and six months ended May 31, 2003. Presented below is preliminary net order information along with year-over-year percent changes.

	Three Months Ended May 31, 2003		Six Months May 31, 2003

	Net Orders	% Change	Net Orders	% Change

West Coast	1,898	0.3%	3,253	-9.4%
Southwest	2,015	32.3	3,969	30.2
Central	2,023	-18.0	3,976	-16.6
Southeast	1,343	585.2	1,767	464.5

Total U.S	7,279	19.8	12,965	10.6
France	1,115	-0.2	1,978	2.4

Total	8,394	16.7%	14,943	9.5%

     KB Home is one of America’s largest homebuilders with domestic operating divisions in the following regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado and Texas; and Southeast—Florida, Georgia and North Carolina. Kaufman & Broad S.A., the Company’s majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2002, the Company delivered 25,565 homes in the United States and France. It also operates KB Home Mortgage Company, a full-service mortgage company for the convenience of its buyers. Founded in 1957, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 1-888-KB-HOMES or visit the Company’s Web site at www.kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, the continued impact of terrorist activities and U.S. response, accelerating recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors, government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2002 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company’s business.